Exhibit 10.6

INSIGHT COMMUNICATIONS COMPANY, INC.

810 Seventh Avenue

New York, New York 10019

August 25, 2003

Ms. Kim D. Kelly

131 East 69th Street

New York, New York 11559

Dear Kim:

This letter describes the arrangement between you and Insight Communications Company, Inc. and its affiliates (collectively, the “Company”) with respect to your transitional employment by the Company, your provision of consulting services to the Company and the Company’s provision to you of certain severance benefits (the “Agreement”).

1. Transitional Employment. Effective as of the date of this Agreement (the “Agreement Date”), you hereby resign as President and Chief Operating Officer of the Company and resign from all other offices, titles and positions with the Company and its affiliates, including, but not limited to, membership in any boards of directors or similar groups, and to execute all such documents as necessary to effectuate such resignation. The Company agrees to employ you from the date of this letter agreement through December 1, 2003 (the “Termination Date”), at your current salary and medical benefits. Such salary will be payable in the same increments and on the same pay periods as your current salary is paid and otherwise in accordance with the normal pay policies of the Company. In addition, and provided that you are in full compliance with all terms and conditions of this Agreement, you will be paid a bonus of not less than eighty percent (80%) of your maximum target bonus, such amount to be based upon the usual criteria applied by the Compensation Committee of the Board of Directors of the Company. Such bonus will be payable at such time as other bonuses of the Company are paid with respect to such period, in accordance with the normal pay policies of the Company (other than with respect to any requirement that you be employed on a given date after December 1, 2003), and shall be pro rated to reflect your employment through the Termination Date. In addition, the Company will pay you for the vacation days to which you are entitled and had not taken as of December 1, 2003. This vacation pay will be paid to you in a lump sum as soon as practical after the Termination Date.

2. Consulting Services.

(a) You agree to provide consulting services to the Company beginning on the Termination Date and ending on the earliest of (i) the second anniversary of the Termination Date; (ii) the date on which you obtain other employment or (iii) the date the Company elects (the “Consulting Period”). You shall provide such consulting services during the Consulting Period as is reasonably requested by the Company, provided that such consulting services shall not unreasonably interfere with your business or personal affairs and you will not be required to travel more extensively than you have during your term of employment with the Company.

Provided that you elect to receive continued medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the Termination Date, during the Consulting Period, the Company will reimburse you for a portion of the medical insurance premiums owed under your COBRA coverage such that the net amount you will pay for such coverage will be equal to the amount that an active employee of the Company would pay to receive the same medical coverage. In connection with your consulting services, the Company will make available to you an office, secretary and facilities as provided in paragraph 3(b) below.

(b) All of your reasonable out-of-pocket business expenses directly incurred in your providing consulting services for the Company shall be reimbursed or paid by the Company upon your providing suitable documentation of such expenses.

(c) You acknowledge that, during the Consulting Period, you shall be an “independent contractor” and nothing in this Agreement is intended or shall be construed to create an employment relationship between the Company and you during the Consulting Period. Except as otherwise expressly set forth herein, during the Consulting Period the Company will not make available to you any of the benefits the Company generally provides to its employees.

(d) The parties hereby agree and acknowledge that, during the Consulting Period, because you will not be an employee of the Company, the Company shall not withhold Social Security taxes, income taxes, FICA payments, payments relating to workers’ compensation, or any other taxes or charges on the amount paid hereunder. Rather, it is expressly understood and intended that you shall be solely responsible and liable for the payment of all of such taxes and charges.

3. Severance Payment and Outplacement/Office Space.

(a) Severance. The Company agrees to pay you two (2) times your current annual base salary in a lump sum (i) one-half on the Effective Date of the waiver and release that you execute on the Agreement Date pursuant to Paragraph 5 of this Agreement and (ii) if you have so executed such waiver and release, one-half on January 2, 2004. For purposes of this Agreement, the “Effective Date” of the waiver and release means the eighth (8th) day following your execution of the waiver and release (described in Paragraph 5) and delivery to the Company without any revocation thereof.

(b) Outplacement Services & Office Space. The Company will provide you with outplacement service through a bona fide outplacement organization reasonably selected by the Company that, at a minimum, agrees to supply you with outplacement counseling and an outplacement office with secretarial assistance. The outplacement counseling will be provided to you until the earlier of (i) the date on which you obtain other employment or (ii) six (6) months from the Termination Date. The outplacement office with secretarial services and related facilities will be provided to you for the term of the Consulting Period, but for no longer than six (6) months.

4. Treatment of Equity. Prior to the Agreement Date, you were granted stock options and restricted shares under the Company’s 1999 Equity Incentive Plan (the “Plan”) having the vesting conditions described on Exhibit A hereto. The Company shall cause the forfeiture and termination provisions (related solely to termination of employment) of such grants listed in Exhibit A to be waived so that such stock options and restricted shares shall continue to vest and continue to be exercisable as if you remained an employee of the Company in accordance with the provisions of the Plan and the respective agreements entered into thereunder. However, the stock options granted to you on July 21, 1999 to purchase 843,750 shares of the Company’s common stock at an exercise price of $24.50 per share (of which 666,000 shares are currently vested) will be cancelled and any agreements relating to this stock option grant will be terminated upon the execution of this Agreement. In addition, you agree that all your shares of Class B Common Stock of the Company shall be immediately converted to shares of Class A Common Stock, that any stock options held or beneficially owned by you shall only be exercisable to acquire shares of Class A Common Stock, and that you shall not be deemed to be a member of the Management Group (as defined in the Company’s Restated Certificate of Incorporation).

5. Waiver and Release. In consideration for the right to receive the amounts payable under this Agreement and the treatment of your equity as described above, you agree and understand that you will sign a waiver and release on the Agreement Date, on the Termination Date, and at the end of the Consulting Period, which waiver and release is in the form attached hereto as Exhibit B; provided, however, your unintentional failure to timely execute a release pursuant to the requirements of this paragraph 5 shall not be deemed to be a breach of this paragraph 5 for purposes of your forfeiture of equity as provided in paragraph 11, unless you fail to execute such waiver and release within seven (7) days following written notice by the Company of such failure.

6. Non-Competition. Until the third anniversary of the Termination Date, you agree not to, either directly or indirectly, as a principal, agent, employee, consultant, independent contractor, employer, licensor, licensee, creditor, partner or shareholder (other than as an owner of 1% or less of the stock of a public corporation) or in any other capacity, be employed by or provide services to, or for the benefit of, any person or entity engaged in the business of providing cable or telecommunication services or the resale of local satellite services in any franchise area in which the Company or its affiliates provide (or may have under serious consideration) cable or telecommunication services at any time from the Agreement Date through the end of the Consulting Period; provided, however, (i) your employment with a telecommunications company shall not be deemed to violate the provisions of this paragraph 6 if: (A) your position with such telecommunications company does not in any way relate to the provision of telecommunications services in a franchise area in which the Company (or its affiliates) is providing services at the time of your hire with such company, (B) your job location with this telecommunications company is not in the same geographical location as any franchise area in which the Company (or its affiliates) is providing services at the time of your hire with such company, and (C) you and such company prior to your commencing any such employment certify in a notarized statement that the position satisfies the requirements of subparagraphs (A) and (B) above; and (ii) your employment with any company as the Chief Executive Officer of the Company shall, in writing, agree to exclude from the prohibitions described in this paragraph 6, upon your written request for such exclusion, shall not be deemed to violate the provisions of this paragraph 6.

7. Non-Solicitation. Until the second anniversary of the Termination Date, you agree not to, either directly or indirectly, as a principal, agent, employee, consultant, independent contractor, employer, licensor, licensee, creditor, partner or shareholder (other than as an owner of 1% or less of the stock of a public corporation) or in any other capacity, (i) solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, except on behalf of the Company, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer, employee or consultant of the Company or any of its affiliates, or which you were aware was being actively recruited by the Company or any of its affiliates, or (ii) solicit, induce or attempt to solicit or induce any customer, supplier, vendor, licensor, licensee, shareholder, owner of a site location, or other business relation of the Company or its affiliates to terminate or otherwise alter its relationship with the Company or its affiliates, or in any other way interfere with the Company’s business relationship with any customer, supplier, licensee, shareholder, owner of a site location, or other person or entity.

8. Non-Disclosure. You acknowledge that you have been and will continue to be privy to all of the Company’s business goals, strategies and techniques, trade secrets, and other confidential and proprietary business information (collectively “Protected Information”) and that the continued confidentiality of the Protected Information is essential to the Company’s success. Accordingly, you agree, during the term of your employment, the Consulting Period and after the end of the Consulting Period, to keep all Protected Information secret and treat it confidentially and not appropriate, divulge, disclose or otherwise disseminate (other than for the benefit of the Company) any Protected Information, except to the extent that disclosure is required by law or legal process.

9. Non-Disparagement. You agree during the terms of your employment, the Consulting Period and after the end of the Consulting Period, not to disparage or make any negative, derogatory or defamatory statements about the Company or any of its affiliates, or any of their respective officers, directors, employees, agents, consultants, representatives, successors, or assigns in any manner or otherwise interfere with, diminish, hinder or in any way jeopardize any of the Company’s or its affiliates’ relationships with anyone, including but not limited to present or potential customers, suppliers, partners, other collaborators, officers, directors, employees, agents, consultants, representatives, successors, or assigns. The Company agrees that it will make a reasonable and good faith effort to ensure the Company does not denigrate or disparage you, and the Company agrees not to authorize anyone to, and to instruct its executive-level employees that they shall not, make any disparaging or negative statements about you to any third parties, including any employees of the Company; provided, however, that the Company may make any disclosure required by state or federal securities laws or other applicable law without violation of this paragraph 9. The Company also agrees that upon any and all reference checks, it will provide a positive reference and confirm that this separation was amicable.

10. Indemnity and Company Release.

(a) Indemnity. The Company shall (i) indemnify you pursuant to the most expansive standard pursuant to which it indemnifies any other senior level executive of the Company in connection with your past or future service to the Company as a director, officer, employee or agent of the Company for your past or future service at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust, person or other entity, and (ii) shall use its good faith best efforts to cause any directors and officers liability insurance effective with respect to any director, officer, employee or agent of the Company to be fully effective with respect to you; provided, however, that if the Company determines in good faith that providing for such coverage will result in (i) an unreasonable increase in cost or (ii) its inability to obtain such insurance coverage through a carrier with which the Company reasonably desires to obtain such coverage, then it shall not be required to provide such directors and officers liability insurance. It is expressly agreed and understood that such indemnification shall apply without limitation to your consulting services.

(b) Company Release. The Company hereby releases, acquits and forever discharges you, and your successors and assigns; from any and all claims, charges, demands, actions, causes of action, proceedings, fees, costs, damages, penalties or liabilities of any kind whatsoever, known or unknown, in law or in equity, which the Company had or now has against you; provided that this release does not extend to: (i) claims or causes of action arising under the Agreement and this Waiver and Release (or any other Waiver and Release executed by the Company pursuant to this Agreement); (ii) claims or causes of action arising out of or relating to alleged or actual violations by you of applicable statutes, laws, regulations, exchange rules or other applicable standards of conduct in the relevant industry, or willful misconduct on your part or any other error, act or omission entered into by you resulting in your directly or indirectly receiving personal renumeration or other economic benefit; or (iii) claims or causes of action arising out of your breach of duty of loyalty owed to the Company or arising out of this transaction. The Company further agrees not to file any suit or proceeding to assert any claim that has been released in this release.

11. Injunction. In addition to any other remedies permitted by law, the provisions of paragraphs 6 through 9 shall be specifically enforceable. You acknowledge that monetary damages would not be an adequate remedy for the Company in the event of a breach of any of paragraphs 6 through 9, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, you agree that, in addition to other rights that the Company may have, the Company shall be entitled (without the requirement of posting a bond) to an injunction preventing you from any breach of paragraphs 6 through 9. It is expressly understood and agreed that, effective as of the date hereof, the restrictive covenants in this Agreement are the exclusive restrictive covenants to which you are subject covering the subject matter thereof.

12. Forfeiture of Equity, Loss of Payments and Other Severance Benefits. In the event you materially breach any provision hereof, you shall, effective on the date of such breach, immediately forfeit all vested and unvested stock options of the Company, and all unvested restricted stock of the Company, held or beneficially owned by you. In addition, all obligations of the Company hereunder shall terminate, effective upon the date of such breach.

13. Public Announcements. The Company has sent out a mutually agreed-upon public announcement of your separation from the Company. The Company agrees that, except as otherwise required by state or federal securities laws or other applicable law, it shall not make any public statement with respect to you or your departure which is inconsistent with the mutually agreed-upon public announcement previously sent out.

14. Legal Fees. Any legal expenses actually incurred by you, up to a maximum amount of $15,000, in connection with the negotiation and execution hereof shall be paid by the Company; provided that you submit proof in reasonable detail of such expenses.

15. Dispute Resolution. Any disputes arising out of the provisions of paragraphs 6 through 9 and paragraphs 11 and 12 shall be settled by the courts of law or arbitration (binding or otherwise), at the election of the Company. Any disputes arising out of any other provisions of this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association. The costs of any arbitrators involved shall be paid by the Company and all other costs, including attorneys’ fees and expenses, shall be paid by the party who incurred them.

16. Successors and Assigns. The Company shall be obligated to assign this Agreement to any successor organization. This Agreement shall be binding upon and inure to your benefit and the benefit of your estate and beneficiaries, the Company and the successors and assigns of the Company.

17. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

18. Withholding. The Company may withhold from any amounts payable under this Agreement any Taxes that are required to be withheld pursuant to any applicable law or regulation.

19. Non-Alienation. Except as is otherwise expressly provided herein, benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by you, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

20. Amendment and Waiver. This Agreement shall not be amended or modified except by written instrument executed by the Company and you. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

21. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

22. Entire Agreement. This Agreement (which includes the exhibits hereto) forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement and shall supersede and override all prior agreements, promises and representations regarding such subject matter, whether in writing or otherwise.

23. Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its choice of law principles.

24. Survival of Rights. Except as otherwise provided herein, all of your rights hereunder, including your rights to compensation and benefits, and your obligations under paragraphs 6 through 9 hereof, shall survive the Termination Date and the termination of this Agreement.

25. Opportunity to Engage Counsel. You acknowledge that you have been afforded the opportunity to ask questions and receive answers from the Company regarding the provisions of this Agreement, including but not limited to the amounts payable under this Agreement and the treatment of your equity as described above, and to obtain any additional information reasonably necessary to verify the accuracy of such information, and has received satisfactory answers to any such questions. You further acknowledge that you have been afforded the opportunity to consult your own legal, tax and financial advisors regarding such provisions of this Agreement, and that you possess such business and financial experience to protect your own interests in connection with the consummation of the transactions described herein, and further acknowledge that you have not received and are not relying upon any legal, tax or financial advice from the Company or any of its affiliates, or any of their respective officers, directors, employees, consultants, agents, consultants, representatives, successors or assigns.

26. Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

Please indicate your acceptance of the foregoing by executing this agreement in the space below.

INSIGHT COMMUNICATIONS COMPANY, INC.

By:

ACCEPTED AND AGREED TO AS OF , 2003:

KIM D. KELLY

Exhibit A

DESCRIPTION OF STOCK OPTIONS AND RESTRICTED SHARES

STOCK OPTIONS

Grant Date	Exercise Price	Total Shares in Grant
7/31/02	$9.06	100,000
12/23/02	$12.83	600,000
12/23/02	$12.83	300,000

RESTRICTED STOCK

Grant Date	Total Shares in Grant
11/15/02	450,000

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Exhibit B

WAIVER AND RELEASE

This WAIVER AND RELEASE (“Release”) is entered into as of                      (the “Release Date”) between Insight Communications Company, Inc. (the “Company”), and Kim D. Kelly (the “Executive”).

WHEREAS, the Company and the Executive entered into an agreement dated as of August 25, 2003 (the “Agreement”), so as to provide for the Executive’s continued service to the Company, the provision of consulting services, and to provide certain severance benefits to the Executive;

WHEREAS, it is a condition to the obligations of the Company under the Agreement that the Executive sign and deliver this Waiver and Release;

NOW THEREFORE, in consideration of the agreements contained herein, and the consideration provided in the Agreement, the Company and the Executive agree as follows:

A. Release. In exchange for the consideration under the Agreement, which the Executive acknowledges exceeds that to which she would otherwise have been entitled, the Executive hereby releases, acquits and forever discharges the Company, its parents, subsidiaries, and affiliates, and its and their respective officers, directors, agents, servants, employees, attorneys, successors, and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time on or prior to the Release Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s provision of services to the Company and its affiliates, whether such services were provided as an independent contractor, employee, officer, director or any other relationship; claims pursuant to any federal, state, local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended, the federal Americans with Disabilities Act of 1990, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, harassment, emotional distress, and breach of the implied covenant of good faith and fair dealing. The Executive agrees that if any action with respect to the claims released herein is brought in her name before any court or administrative tribunal, she will not accept any payments in connection therewith. This Release shall not release any rights the Executive has (1) under this Agreement, (2) to continued medical insurance coverage under COBRA, (3) under the Company’s 401(k) Plan, or (4) under other employee benefit and compensation plans of the Company, in the ordinary course in accordance with their terms.

B. Representations and Warranties. The Executive expressly represents and warrants that she is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released herein; that the same have not been transferred

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or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that she has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

C. Indemnification. The provisions set forth herein shall not release any rights the Executive has to indemnification under the Company’s articles, by-laws, or other agreements.

D. Severability. If all or any part of this Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Release not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

E. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

F. Captions. The captions of this Release are not a part of the provisions hereof and shall have no force or effect.

G. Applicable Law. This Release shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its choice of law principles.

H. Survival of Executive’s Rights. Except as otherwise provided therein, all of the Executive’s rights under the Agreement, including her rights to compensation and benefits, indemnification, and her obligations under paragraphs 5 through 8 thereof, shall survive this Release.

I. The Executive acknowledges and represents that she (i) has read this Release, (ii) has had the opportunity to consult with legal counsel prior to executing this Release, (iii) understands the legal effect and binding nature of this Release, and (iv) is acting voluntarily and with full knowledge of her actions in executing this Release. Further, the Executive acknowledges that she has been given at least twenty-one (21) days to fully consider entering into this Release before its execution. The Executive acknowledges and represents that if she elects to sign this Release prior to the expiration of the twenty-one (21) days, she has done so knowingly and voluntarily.

J. The Executive may revoke this Release within the first seven (7) days after her execution of this Release (“Revocation Period”), in which case this Release shall not become effective or enforceable and all terms of this Release and the Agreement to which it relates shall become null and void. If not revoked during the Revocation Period, this Release shall remain in full force and effect. If this Release is revoked, no payments shall be due under the Agreement.

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IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

INSIGHT COMMUNICATIONS COMPANY, INC.

By:

Its:

Executive:

KIM D. KELLY

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